Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration No. 333-132257

May 10, 2007

[Continental Resources, Inc. Letterhead]

May 10, 2007

Notice to Prospective Shareholders of Continental Resources, Inc.

Re:	Recirculation of Preliminary Prospectus

for Initial Public Offering

Enclosed herewith is a copy of the preliminary prospectus of Continental Resources, Inc. (the “Company”) dated May 10, 2007 in connection with the Company’s proposed initial public offering. You are receiving this new preliminary prospectus because the Company has restated its financial statements for the year ended December 31, 2006 to reflect changes in the valuation and associated accounting for the Company’s stock-based compensation. The Company has also made certain other corresponding changes to the preliminary prospectus that are described below.

This preliminary prospectus contains significant changes from the Company’s preliminary prospectus dated May 1, 2007 that you have previously received. The purpose of this notice is to describe the most significant changes and to refer you to the appropriate sections of the May 10, 2007 preliminary prospectus where the changes have been made. This notice is not, however, a summary of all of the changes made, and accordingly, you are urged to read the May 10, 2007 preliminary prospectus carefully and in its entirety.

The Company has re-evaluated the way it recorded compensation expense with respect to outstanding shares of its restricted stock and shares of its common stock issued upon the exercise of stock options. The Company had previously recorded stock-based compensation expense based on a “formula value” derived from the Company’s PV-10 as provided under the Company’s equity compensation plans. The Company has determined that it is required under the provisions of Statement of Financial Accounting Standards (“SFAS”) 123(R) to record stock-based compensation expense at fair value for all periods subsequent to the initial filing of the registration statement for the initial public offering on March 7, 2006. The restated financial statements for the year ended December 31, 2006 reflect incremental stock-based compensation expense of approximately $8.1 million to adjust compensation expense amounts recorded in 2006 to fair value in accordance with SFAS 123(R).

In addition to revising the preliminary prospectus to provide appropriate disclosure of the restatement of its consolidated financial statements for the year ended December 31, 2006, the Company has also modified the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to provide disclosure regarding the determination of the fair value of its outstanding shares of restricted stock and shares of common stock issued upon the exercise of stock options. In that section, the Company has revised its disclosure to reflect that it expects to record additional stock-based compensation expense of approximately $5.2 million for the first quarter of 2007 and approximately $5.9 million for the second quarter of 2007. The Company had previously disclosed that it expected to take a charge to earnings of approximately $19.2 million in connection with the completion of the initial public offering. The Company has revised its disclosure to remove all references to this expected charge as it will no longer occur. In addition, the Company has revised the tables and discussion under “Management” with respect to the values of the stock-based compensation of its directors and executive officers to reflect the fair value thereof.

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In addition to historical information, this free writing prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the timing of the proposed offering. Such statements encompass Continental Resources, Inc.’s beliefs, expectations, hopes or intentions regarding future events. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Continental Resources, Inc. as of such date. Continental Resources, Inc. assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons.

Continental Resources, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Continental Resources, Inc. has filed with the SEC for more complete information about Continental Resources, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Continental Resources, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at (718) 242-8002 or Merrill Lynch & Co. at (212) 449-1000.